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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

[ ]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[X]    Soliciting Material Pursuant to Section 240.14a-12

                                  PULITZER INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)     Title of each class of securities to which transaction applies:

       (2)     Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)     Proposed maximum aggregate value of transaction:

       (5)     Total fee paid:


[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for


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       which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)     Amount Previously Paid:

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         This filing relates to a planned merger of LP Acquisition Corp., a
Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lee Enterprises, Incorporated, a Delaware corporation ("Lee") with and into Pulitzer Inc. ("Pulitzer") (the "Merger"), with Pulitzer as the surviving corporation pursuant to the terms of an Agreement and Plan of Merger, dated as of January 29, 2005 by and among Pulitzer, Lee and the Purchaser (the "Merger Agreement").

         The following is a newspaper article published on February 1, 2005 in the St. Louis Post-Dispatch.

Lee will bring successful model to bigger market
By Christopher Carey
Of the Post-Dispatch

Lee Enterprises Inc. is eager for a crack at the St. Louis media market - to tap the opportunities it sees for revenue growth and to show that it can run a big-city newspaper as well as it runs a small-town one.

Lee, which is buying Pulitzer Inc. for $1.46 billion, said Monday that the Post-Dispatch and the Suburban Journals of Greater St. Louis were among the most attractive properties in the deal.

"We like the platform they've put together," said Mary E. Junck, chairman and chief executive, noting that the papers, STLtoday.com and the Local Values direct-mail initiative reach millions of people a week.

Readers and newspaper employees won't see big changes when Lee takes over in the spring, Junck said.

The company emphasizes local news and local decision-making, and gives the managers at its papers considerable autonomy, she said in a conference call with reporters and editors from Lee and Pulitzer properties.

Advertisers can expect extra attention, in the form of sales blitzes and other techniques the chain has used elsewhere to boost volume and win new business.

One strategy the company has used successfully is to send a team of star sales personnel into a market to work with a paper's own representatives on a campaign targeted to a particular type of advertiser or a particular category of business, Junck said.

Lee will be mindful of the Post-Dispatch's past as it guides the paper into the future, Junck said.

"Lee admires what the Pulitzer family has done for journalism in St. Louis and throughout the United States," Junck said. "We intend to preserve that heritage."

Lee operates 44 daily newspapers in 19 states. It had revenue of $683 million and profits of $86.1 million in its latest fiscal year.

Lee has no plans to sell any of the Pulitzer papers, Junck said.



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"We like them and we plan to keep them," she said.

Wall Street reacted positively to news of the deal, with shares of both companies rising.

Lee's stock closed Monday at $44.55, up 64 cents. Pulitzer's ended the day at $63.46, up 56 cents.

But one shareholder, Todd M. Veeck, filed suit in a Delaware state court against Pulitzer's directors, alleging that the $64 a share deal with Lee is "unfair and inadequate."

The Pulitzer acquisition will turn Lee into a major player, yet it is unlikely to threaten the existing hierarchy, said Edward Atorino, who follows the industry for Fulcrum Global Partners in New York.

"These two small companies are getting bigger, but they're still dwarfed by Gannett, Knight Ridder and the New York Times Co.," Atorino said.

Although Pulitzer's sale to Lee will alter the media landscape, it probably won't trigger additional deals for small- or medium-sized family-owned newspaper companies, Atorino said.

"You can't force them," he said. "I'm sure it could trigger phone calls from bankers all over the place, but unless somebody's willing, it won't mean very much."

Pulitzer announced in November that it had hired Goldman, Sachs & Co. to help evaluate strategic alternatives, including the possible sale of the company. As that process evolved, it became clear that a sale was the best option and that Lee was the best buyer, said Robert C. Woodworth, Pulitzer's president and chief executive.

Gannett Co., which also had been mentioned as a suitor, confirmed Monday that it also bid for Pulitzer. It submitted its final offer last week, but learned over the weekend that it was out of the running, said Tara Connell, a company spokeswoman.

Pulitzer executives declined to discuss what companies in addition to Lee participated in the auction.

Jeff Chester, who tracks media consolidation for the Center for Digital Democracy, said Gannett probably was hindered by concerns about its ownership of KSDK-TV (Channel 5) in St. Louis.

Current Federal Communications Commission regulations prohibit companies from owning a newspaper and a television station in the same market, unless they are granted a waiver.

"Gannett clearly had to make this bid on a contingency that it receive a waiver from the FCC," Chester said. "Nobody in their right mind sells a television station."


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Lee's deal for Pulitzer surprised some industry analysts because of the size of its target and the amount of debt the company was assuming to pay for the deal.

Lee is paying $64 a share for all outstanding Pulitzer stock, including the shares held by members of the Pulitzer family.

Lee secured $1.55 billion in financing from a syndicate led by Deutsche Bank and SunTrust Bank.

The combined Lee and Pulitzer papers should generate enough extra cash to enable the company to pay down that debt relatively quickly, said Carl G. Schmidt, Lee's chief financial officer.

Post-Dispatch employees asked at a meeting with company executives Monday afternoon whether Lee would try to squeeze extra money out of the operation by cutting back on newsgathering or other activities.

Terrance C.Z. Egger, senior vice president of Pulitzer and publisher of the Post-Dispatch, said that such a strategy would run counter to Lee's track record for boosting readership and circulation.

"Lee's overwhelming emphasis is to try to grow revenues and serve advertisers," Egger said. "And you can't do that if you don't have an audience."

Lee believes that good journalism and good business go hand in hand, Woodworth said.

"They love the newspaper business," he said. "I think that's a quality that's becoming increasingly rare these days."

Pulitzer was mindful of the impact on employees when it was evaluating potential partners, Chairman Michael E. Pulitzer said in a letter announcing the deal.

Many of the managers at the Post-Dispatch and other properties will remain in their positions after the sale, Woodworth said.

"This will provide continuity to operations and will give Lee access to some of the best talents in the business," he said.

Jeff Gordon, president of the St. Louis Newspaper Guild, said the deal with Lee was one of the best possible endings to Pulitzer's strategic review.

"We certainly appreciate the way it turned out," Gordon said.

The Newspaper Guild represents about 600 workers at the Post-Dispatch and signed a five-year contract with the company last year. Lee intends to honor all existing labor agreements at Pulitzer properties, Junck said.



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The deal still is subject to regulatory and shareholder approval. But the vote by Pulitzer's shareholders will be mere formality, because members of the Pulitzer family who have control over the company's affairs have already given their consent.

In a corporate and legal sense, Pulitzer will become a subsidiary of Lee.

But Junck said Monday that the Pulitzer papers will be integrated into the rest of Lee's system, which is overseen by vice presidents who oversee regional groups of properties.

"They'll report in through the regular Lee structure," she said.

Junck will personally oversee the Post-Dispatch.

Lee views St. Louis as an oversized version of its existing markets, Junck said. Among its attributes are a low cost of living, low unemployment, high readership, high purchasing power and abundant growth, especially in the suburbs, she said.

The Post-Dispatch and the Suburban Journals have a combined 30 percent share of the local advertising market, a figure that Lee intends to improve, Junck said.

Pulitzer's 13 smaller dailies have sharply improved their profit margins in the past few years and have provided much of the earnings growth. Despite that high level of success, Junck said Monday that Lee believes it can keep the momentum going.

"We think we can grow them even more rapidly using the Lee playbook," she said.

Lee expects its deal with Pulitzer to produce savings of $6 million to $7 million annually through reductions in corporate expenses and other efficiency moves.

Lee also is excited about the growth possibilities in other Pulitzer markets, including Tucson, Ariz.; Bloomington, Ill.; and Provo, Utah.

"Tucson is an absolute standout growth market," Junck said.

Reporter Christopher Carey
E-mail: ccarey@post-dispatch.com
Phone: 314-340-8291

ADDITIONAL INFORMATION AND WHERE TO FIND IT

         The proposed transaction will be submitted to Pulitzer's stockholders for their consideration, and Pulitzer will file with the SEC a proxy statement to be used to solicit the stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction.

         STOCKHOLDERS OF PULITZER ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL



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CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about Pulitzer, may be obtained at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

PARTICIPANTS IN THE SOLICITATION

         Pulitzer and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pulitzer in connection with the proposed transaction. Information regarding Pulitzer's directors and executive officers is available in Pulitzer's proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on April 2, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.